Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑8 (File Nos. 333‑226053 and 333‑218712) and Form S‑3 (File No. 333‑226052) of ShotSpotter, Inc. of our report dated March 12, 2020, relating to the consolidated financial statements, which  appears in this annual report on Form 10‑K for the year ended December 31, 2019.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 12, 2020